Exhibit 3.2

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 11/04/1996 960321283 - 2660144

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ROBOTECH INC.

ROBOTECH INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:          That the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolution:

RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Company that Article Fourth of the Certificate of Incorporation be amended to read as follows:

FOURTH:     The total number of shares of stock which this corporation is authorized to Issue is:

Fifteen Million (15,000,000) shares with a par value of $.0001 per share, amounting to One Thousand Five Hundred Dollars ($1,500.00).

SECOND:     That the said amendment has been consented to and authorized by the entire board of directors entitled to vote by written consent given in accordance with the provisions of the General Corporation Law of the State of Delaware.

THIRD:         That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 241 of the General Corporation Law of the State of Delaware, as it is hereby certified that the corporation has not received any payment for any of its stock.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by its Secretary this 18th day of October  1996.

/s/ Moshe Milstein
Authorized Officer
Moshe Milstein, Secretary